Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

December 16, 2019

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on December 13, 2019, its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.30 per share to be paid on January 10, 2020 to shareholders of record as of  December 27, 2019.  The quarterly cash dividend represents an annual yield to shareholders of approximately 3.20% based on the closing price of the Company’s common stock on December 12, 2019.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Harrisonburg, Richmond and Roanoke, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including VNB Trust and Estate Services.   Investment advisory and retail brokerage services are offered under the name of VNB Investment Services.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:       Tara Y. Harrison, 434-817-8587